EXHIBIT 99.2

For More Information Contact:
Investor Contact: Ann Thornton (414) 438-6887
Media Contact: Kate Venne (414) 358-5176

Brady Corporation increases its dividend to shareholders for the 33rd consecutive year

MILWAUKEE (September 12, 2018) - On September 12, 2018, Brady Corporation’s (NYSE: BRC) Board of Directors announced an increase in its annual dividend to shareholders of the Company’s Class A Common stock from $0.83 per share to $0.85 per share. A quarterly dividend to shareholders of the company's Class A Common Stock of $0.2125 per share will be paid on October 31, 2018, to shareholders of record at the close of business on October 10, 2018. This dividend represents the 33rd consecutive annual increase in dividends.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2017, employed approximately 6,300 people in its worldwide businesses. Brady’s fiscal 2017 sales were approximately $1.11 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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